Exhibit 10.3

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made and entered into by and between Tenax Therapeutics, Inc. (the “Company”) and Anthony A. DiTonno (the “Employee”).

WHEREAS, Employee is currently employed by the Company as Chief Executive Officer pursuant to an employment agreement between Employee and the Company dated June 1, 2018 (“Employment Agreement”).

WHEREAS, in connection with Employee’s retirement from the Company and the transition of his responsibilities to the next Chief Executive Officer, the employment relationship between the Company and Employee is being terminated as of the Effective Separation Date defined herein.

WHEREAS, the Company is willing to provide Employee the severance benefits described herein in exchange for his entering into this Agreement and assisting with the transition to the next Chief Executive Officer, and the parties desire to terminate their employment relationship on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination.

WHEREAS, Employee represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

NOW THEREFORE, in consideration of the above and the mutual promises set forth below, and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Employee and the Company agree as follows:

1. SEPARATION. Employee tenders, and the Company (including the Board of Directors of the Company) accepts, Employee’s voluntary resignation from all positions with the Company, including as a member of the Board of Directors, such voluntary resignation to be effective July 13, 2021 (“Effective Separation Date”).

2. SEVERANCE BENEFITS. In consideration of the release of claims and other promises contained herein and on the condition that this Agreement has become effective under Section 6 of this Agreement and that Employee fully complies with his obligations under this Agreement, the Company will provide Employee with the following:

(a) Severance pay in the total amount of Five Hundred and Sixty Two Thousand Eight Hundred and Fifty Two Dollars ($562,852) (less all applicable withholdings), payable in a lump sum on the sixtieth (60th) day following the Effective Separation Date (“Severance Payment Date”).

(b) Transition Services Grant. In consideration of Employee’s services and assistance in facilitating the transition of Chief Executive Officer responsibilities to the next Chief Executive Officer of the Company, Employee shall be awarded, as of the date hereof, options to purchase up to 50,000 shares of $0.0001 par value common stock of the Company pursuant to the Company’s 2016 Stock Incentive Plan, such options vesting in full on the Effective Separation Date, as further set forth in the Award Agreement attached hereto as Exhibit A (such award, the “Transition Services Grant”).

(c) Prior Equity Grants. As of the Effective Separation Date, the vesting on all unvested stock options (including, for the purpose of clarity, the Transition Services Grant) previously granted by Company to Employee shall accelerated and be vested and all stock options held by Employee shall be exercisable as set forth in the applicable option agreement, except that all options shall be exercisable through the earlier of: (i) the termination date of such options set forth in the applicable option agreement; or (ii) July 13, 2026. Employee understands that, as a result of such extension, any options not exercised by Employee with 90 days of the Effective Separation Date may no longer qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(d) Separation Expenses. The Company will reimburse Executive for the attorney’s fees he has incurred in connection with the review and negotiation of this Executive Employment Agreement in an amount not to exceed $5,000.

(e) Conditioned on the proper and timely election by Employee and/or his qualified beneficiaries to continue group health insurance under COBRA after the Effective Separation Date, reimbursement of the applicable COBRA premiums paid by Employee for such continuation coverage for up to the eighteen (18) month period following the Effective Separation Date. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Employee’s submission to the Company of proof of timely payments, but not later than thirty (30) days after the Employee’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Employee and paid by the Company no later than twenty-one (21) months following the termination of the Employee’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Employee becomes eligible for health insurance from a subsequent employer, and the Employee shall promptly notify the Company of such subsequent eligibility. If Employee desires COBRA coverage, Employee shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will Employee be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder.The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

3. EMPLOYEE ACKNOWLEDGEMENTS. By signing this Agreement, Employee represents that he has been properly paid for all time worked and received all wages and salary (including overtime pay), payment for accrued but unused vacation or paid time off, expense reimbursement, and all other amounts of any kind due to him from the Company and he is not entitled to any other compensation, payments or benefits of any nature as the result of the termination of his employment with the sole exception of (a) his final paycheck for work during his final payroll period which will be paid on the next regularly scheduled payroll date following the Effective Separation Date, (b) the pay and benefits under this Agreement, (c) any accrued and vested benefits payable pursuant to the Company’s employee benefit plans and (d) acceleration of vesting of stock option grants and extension of time to exercise as set forth in Section 2(b) above.

4.
RELEASE.

(a) In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE AGAINST THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES arising out of or relating to his employment with the Company and separation therefrom, to the fullest extent permitted by law, including but not limited to any and all claims, debts, demands, actions, causes of action, damages, liabilities, costs, and expenses:

(i) arising out of or relating to Employee’s employment with the Company and the separation of the same;

(ii) arising out of or relating to Employee’s employment agreement with the Company or ancillary agreements;

(iii) arising out of or relating to employment practices or policies of the Company;

(iv) arising under federal, state (including specifically, but not limited to, North Carolina) or local laws prohibiting discrimination, harassment, or retaliation on the basis of age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status, or any other protected status, class, or characteristic;

(v) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws and claims under any other Company policy, plan or program;

(vi) under federal, state, or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract, or other common law, as well as breach of covenants of fair dealing and good faith, civil conspiracy, duress, promissory or equitable estoppel, fraud, mistake, misrepresentation, violation of public policy, retaliation, personal injury, breach of fiduciary duty, bad faith, and any other wrongful conduct); and

(vii) for attorneys’ fees.

Provided, however, the release of claims set forth in this Agreement does NOT:

(viii) apply to claims for workers’ compensation benefits, disability insurance benefits, vested retirement benefits, or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;

(ix) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(x) prohibit Employee from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings. This Agreement does not limit Employee’s right to receive an award for information provided to the SEC, FINRA, or any other securities regulatory agency or authority.

(b) Employee will not sue the Releasees on any matters relating to his employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph (a) (v) through (vi) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that Employee is made a member of any class asserting such claims without his knowledge or consent, Employee shall opt out of such action at the first opportunity.

(c) The Releasees which Employee is releasing by signing this Agreement include: the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

5.
COMPANY INFORMATION AND PROPERTY.

(a)            Employee shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information, including but not limited to Confidential Information (as defined in the Employee Non-Disclosure and Invention Assignment Agreement executed by the Employee, Effective June 1, 2018 (the “Confidentiality Agreement”), nor access or attempt to access any Company computer systems, networks or any resources or data that resides thereon.

Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge; however, nothing in this paragraph or in this Agreement or in the agreements referenced in subparagraph (c) below is intended, nor shall be construed, to (i) prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in Section 4, (ii) interfere with, restrain, or prevent Employee communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent Employee from otherwise engaging in any legally protected activity. Moreover, notwithstanding the foregoing or any other provision in this Agreement, Employee cannot be held criminally or civilly liable under any federal or state trade secret law if he discloses a trade secret (iv) to federal, state, or local government officials, to his attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or (v) to his attorneys or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.

(b)           All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property and Employee shall return all such property. By signing this Agreement, Employee represents that:

(i)
Employee has returned all the Company property (including, but not limited to, credit cards; keys; company car; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof and turned over all Company passwords or access codes which he created, received or otherwise obtained in connection with his employment);

(ii)
Employee has not deleted any emails, files or other information from any Company computer or device prior to his return of the property;

(iii)
Employee has permanently deleted any Company information that may reside on his personal computer(s), other devices or accounts and, if requested by the Company, has submitted all personal computers, phones and other devices which he used for Company business, and has identified all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by the Company, for inspection and removal of any Company-related information; and

(iv)
Employee will fully cooperate with the Company in winding up his work and transferring that work to those individuals designated by the Company.

(c)           Nothing in this Agreement shall relieve Employee from any obligations under any other previously executed Confidentiality Agreement or any other proprietary information or secrecy agreements. All such agreements shall continue to be in full force and effect upon the execution of this Agreement subject to the clarification set forth in subparagraph (a) above.

6. RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Employee on July 1, 2021 by hand-delivery and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises him to consult with his attorney prior to executing it and that he has twenty-one (21) days within which to consider it. In the event that he does not return an executed copy of the Agreement to Margaret Rosenfeld at K&L Gates LLP, 4350 Lassiter at North Hills Avenue, Suite 300, Raleigh, NC 27609, by no later than the 22nd calendar day after receiving it, this Agreement and the obligations of the Company herein shall become null and void and Employee’s employment will terminate on the Effective Separation Date and he will receive base pay (less applicable deductions) through the Effective Separation Date and will not be eligible for the severance benefits described in Section 2. Employee may revoke the Agreement during the seven (7) day period immediately following his execution of the Agreement (“Revocation Period”). The Agreement will not become effective or enforceable until the Revocation Period has expired on the eighth (8th) day after Employee signs this Agreement. To revoke the Agreement, a written notice of revocation must be delivered to Margaret Rosenfeld at K&L Gates LLP.

7. CONFIDENTIALITY AND NON-DISPARAGEMENT. Employee shall keep the terms and provisions of this Agreement confidential, and Employee represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as follows: (i) he may reveal the terms and provisions of this Agreement to members of his immediate family, or to an attorney whom he may consult for legal advice, or representatives of any governmental agency referenced in Section 4, provided that such persons agree to maintain the confidentiality of the Agreement and (ii) he may disclose the terms and provisions of this Agreement to the extent such disclosure is required by law. Employee represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.

Nothing in this section nor in this Agreement is intended, nor shall be construed, to (iii) prohibit Employee from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency referenced in Section 4, (iv) interfere with, restrain, or prevent Employee communications regarding wages, hours, or other terms and conditions of employment, or (v) prevent Employee from otherwise engaging in any legally protected activity.

8. OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter except that Employee specifically acknowledges and agrees that his obligations under Section 7 (Confidential Information and Competitive Business Activities) and the Confidentiality Agreement incorporated by reference in Section 7 of the Employment Agreement shall continue after the termination of that Employment Agreement in accordance with their terms. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him - liability which the Company denies.

If Employee does not abide by this Agreement, then he will: (i) return all monies received under this Agreement and the Company will be relieved of its obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (ii) indemnify the Company for all expenses it incurs in seeking to enforce the Agreement or as a result of his failure to abide by this Agreement, including reasonable attorneys’ fees in defending any released claims.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (with the sole exception of its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

9.
SECTION 409A.

(a)            General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

(b)            Specified Executives. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified Executive” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Effective Separation Date or, if earlier, on the Employee’s death (the “Specified Executive Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Executive Payment Date shall be paid to the Employee in a lump sum on the Specified Executive Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.]

[Signature page follows.]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS EACH AND EVERY TERM, AND VOLUNTARILY ENTERS INTO IT.

/s/ Anthony A. DiTonno		07/06/2021
Anthony A. DiTonno		Date

TENAX THERAPEUTICS, INC.

By:	/s/ Michael Jebsen	07/06/2021
Name:	Michael Jebsen	Date
Title:	Chief Financial Officer